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                                                                      EXHIBIT 12

                           VERIZON NEW ENGLAND INC.

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                            Six Months                 Years Ended December 31,
                                                              Ended       ---------------------------------------------------------
                                                          June 30, 2001    2000         1999         1998         1997        1996
                                                          --------------   ----         ----         ----         ----        ----
Income before provision for income taxes,
  extraordinary item and cumulative effect of
  changes in accounting principles.....................    $    519.9    $  915.6     $1,059.3    $1,027.7     $  898.1    $1,082.3
Equity in loss (income) of affiliates.................          (12.8)       33.8        (20.2)      (15.7)       (18.0)       (9.2)
Dividends received from equity affiliates.............           11.7        21.6         27.8        21.4          8.3        10.3
Interest expense......................................           88.9       173.5        144.8       153.7        138.9       142.1
Portion of rent expense representing interest.........           22.0        23.9         25.4        28.0         28.3        27.9
Amortization of capitalized interest..................            2.7         4.2          3.1         2.2          1.3          .4
                                                          -----------    ----------------------------------------------------------
Earnings, as adjusted.................................    $     632.4    $1,172.6     $1,240.2    $1,217.3     $1,056.9    $1,253.8
                                                          ===========    ==========================================================
Fixed charges:
Interest expense......................................    $      88.9    $  173.5     $  144.8    $  153.7     $  138.9    $  142.1
Portion of rent expense representing interest.........           22.0        23.9         25.4        28.0         28.3        27.9
Capitalized interest..................................           14.3        18.1         13.9        13.8         13.0        12.5
                                                          -----------    ----------------------------------------------------------
Fixed Charges.........................................    $     125.2    $  215.5     $  184.1    $  195.5     $  180.2    $  182.5
                                                          ===========    ==========================================================
Ratio of Earnings to Fixed Charges....................           5.05        5.44         6.74        6.23         5.87        6.87
                                                          ===========    ==========================================================

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